Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

FIRST QUARTER 2013 EARNINGS

Berwick, Pennsylvania – April 29, 2013 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $2,526,000 for the quarter ending March 31, 2013, a decrease of 4.9% compared to the first quarter of 2012.

The decline in net income was attributable primarily to a decline in net interest income. While interest expense declined by 34.7%, or $661,000, interest income declined by 12.1%, or $1,083,000. The result was a decline in net interest income of $422,000. Non-interest income rose by 6.8% or $80,000 before investment securities net gains, partly offsetting the decline in net interest income.

Earnings per share were $.47, in the first quarter of 2013. Cash dividends paid in the first quarter of 2013 were $.26 per share as compared to $.25 paid in the first quarter of 2012, an increase of 4.0%.

Total assets were lower by 1.1% to $814,685,000 as of March 31, 2013. Deposits were also lower by 1.1%, ending the period at $631,584,000. Loans, net of unearned income, rose by 2.0% to $428,410,000. Capital increased by 8.7% to $103,885,000.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is an independently owned community bank since 1864 and presently operates offices in Columbia (5), Luzerne (7), Montour (1), and Monroe (4) counties. They will soon open an additional Luzerne County office in Shickshinny, Pennsylvania.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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